Exhibit 99.10

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE: DIET DRUGS (PHENTERMINE/FENFLURAMINE/ DEXFENFLURAMINE) PRODUCTS LIABILITY LITIGATION	MDL No. 1203

THIS DOCUMENT RELATES TO: SHEILA BROWN, ET. AL. V. AMERICAN HOME PRODUCTS CORPORATION	CIVIL ACTION No. 99-20593

EIGHTH AMENDMENT TO THE NATIONWIDE

CLASS ACTION SETTLEMENT AGREEMENT

WITH AMERICAN HOME PRODUCTS

Dated: August 4, 2004

To facilitate the implementation of the November 18, 1999 Nationwide Class Action Settlement Agreement with American Home Products Corporation (“Settlement Agreement”) for the benefit of the Settlement Class, it is hereby stipulated and agreed among the Parties that, subject to the approval of the Court, the Settlement Agreement is amended as follows:

1. Mediation of Claims Subject to Show Cause Proceedings. To allow the Parties to accelerate the payment of benefits to Class Members and to timely process to final determination Matrix claims remaining unresolved in the show cause process pursuant to Sections VI.E.7-8 of the Settlement Agreement, the following is added as a new Section VI.E.9 [ASA p.120]:

9.	The Trustees and/or Claims Administrator shall be authorized to participate in a non-binding mediation program (“Mediation Program”) established by the Court to resolve Matrix claims remaining unresolved in the show cause process. Any such Mediation Program shall include the following provisions:

a.	Mediators. Mediations in the Mediation Program shall take place before one or more of the persons appointed by the Court to serve on the Panel of Arbitrators under PTO No. 1988, Special Master Gregory Miller, and/or such other person or persons as the Court may direct.

b.	Wyeth Participation. Wyeth shall be notified of and shall be a party to all mediation processes in the Mediation Program.

c.	Resolution. In any such Mediation Process, the Trustees and/or Claims Administrator is authorized to pay such amounts as are approved by Wyeth, in its sole discretion, to resolve finally the claims that are subject to unresolved show cause proceedings.

d.	Release. For any claim that is paid, the Trustees and/or Claims Administrator shall, before payment, secure a general release from such Class Members with respect to any and all rights under the Settlement Agreement, except the right to recover Matrix Compensation Benefits if the Trustees and/or Claims Administrator determine that such a Class Member has qualified for Matrix Level Benefits at Matrix Level III, IV, and/or V.

2. Approval of this Amendment. The Parties promptly shall seek approval of this Eighth Amendment by the Trial Court. This Eighth Amendment shall not become effective unless and until the date of the entry of an Order by the Court approving of this Eighth Amendment.

IN WITNESS WHEREOF, the Parties have duly executed this Eighth Amendment to the Nationwide Class Action Settlement Agreement between Wyeth and the Class Representatives, by their respective counsel as set forth below, on this              day of August, 2004.

(Signature Pages Follow)

WYETH

By:	/s/ Douglas A. Dworkin
Douglas A. Dworkin
Vice President and Deputy General Counsel

Date: August 4, 2004

CLASS COUNSEL

/s/ Arnold Levin	/s/ Gene Locks
Arnold Levin, Esquire	Gene Locks, Esquire
Levin, Fishbein, Sedran & Berman 510 Walnut Street, Suite 500 Philadelphia, PA 19106	Locks Law Firm 1500 Walnut Street Philadelphia, PA 19102

Date: August 4, 2004	Date: August 4, 2004

/s/ Michael D. Fishbein	/s/ Sol H. Weiss
Michael D. Fishbein, Esquire	Sol H. Weiss, Esquire
Levin, Fishbein, Sedran & Berman 510 Walnut Street, Suite 500 Philadelphia, PA 19106	Anapol, Schwartz, Weiss, Cohan, Feldman & Smalley, P.C. 1900 Delancey Place Philadelphia, PA 19103

Date: August 4, 2004	Date: August 4, 2004

/s/ Stanley Chesley	/s/ Charles R. Parker
Stanley Chesley, Esquire	Charles R. Parker, Esquire
Waite, Schneider, Bayless & Chesley 1513 Central Trust Tower Fourth & Vine Sts. Cincinnati, Ohio 45202	Locke, Liddell & Sapp, LLP 3400 JP Morgan Chase Tower 600 Travis Houston, TX 77002

Date: August 4, 2004	Date: August 4, 2004

/s/ John J. Cummings
John J. Cummings, Esquire
Cummings, Cummings & Dudenhefer 416 Gravier Street New Orleans, LA 70130

Date: August 4, 2004

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